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                            VICTORY TELEVISION, INC.
                          1000 Universal Studios Plaza
                                  Building 22A
                             Orlando, Florida 32819




DATED:  June 19, 2000




Mr. Jacob (Kobi) Jaeger
99 Burnside Avenue
Staten Island,  NY  10302

Re:  VICTORY TELEVISION, INC. / EMPLOYMENT AGREEMENT

Dear Mr. Jaeger:

This letter confirms the terms of your employment by Victory Television, Inc., (the "Company"), a wholly owned subsidiary of Victory Entertainment Corp. ("Parent Company").

1. TITLE: You are being employed hereunder in the position of President of the Company.

2. DUTIES: You shall personally and diligently perform, on a full-time and exclusive basis, ("exclusive" shall apply as further defined herein in paragraph
10), such services as Company and it's Board of Directors may reasonably require, consistent with the responsibilities and duties of comparable positions in the industry. You shall observe all reasonable rules and regulations adopted by Company in connection with the operation of its business and carry out to the best of your ability all instructions of Company. Your services will be rendered on behalf of the Company at its offices in Orlando, Florida, and Company shall not require you to work outside of the Orlando metropolitan area without your prior consent. You shall report directly to Mr. Michael Gerber, President of the Parent Company.

3. TERM: The term of your employment hereunder commences on June 19, 2000, and expires on June 18, 2001, unless terminated prior to such date or extended as hereunder provided. Beginning at the end of the Term, Company shall have two consecutive one-year options to employ you according to the terms of this Agreement and the salary as described below. Each option shall be exercisable by the Company not later than 60 days prior to the expiration of the preceding term.

4. COMPENSATION: (a) During the first year of the term hereof, your salary will be $150,000.00; if the Company exercises its option for the second year hereof, your salary will be $175,000.00; and if the Company exercises it's option for the third year hereunder, your


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salary will be $200,000.00. Salary payments are made twice monthly, or as may otherwise be adopted for all employees. You shall be entitled to an annual bonus in an amount equal to .5% of the monies received by Company derived from domestic license fees on Company's approved projects, payable upon delivery of the applicable program if it is a made for-television movie or, if a series, payable in equal installments upon the delivery of each episode. This bonus shall not exceed 100% percent of your then applicable base salary.

         (b) Upon commencement of this Agreement and as additional consideration for your employment hereunder, Company agrees to grant to you options (the "Options") to purchase up to 25,000 shares of common stock of the Parent Company. The options will be issued under and in accordance with the Parent Company's 2000 Long Term incentive and Share Award Plan (the "Plan"). The Options will vest and become exercisable in three portions. An Option for 8,333 1/3 shares shall vest and become exercisable by you on the expiration date of the First Term hereof. Provided Company exercises its Options for your continued employment set forth in Paragraph 4 hereof, an Option for 8,333 1/3 shares shall vest and become exercisable by you on the commencement date of your second renewal; an Option for 8,333 1/3 shares shall vest and become exercisable by you on the commencement date of your third renewal. The Option Exercise Price will be at the price set forth in an Initial Public Offering ("IPO") of any of the Parent Company's securities. Should such an IPO not occur prior to the vesting date of the foregoing options, the Exercise Price shall be the "Fair Market Value" thereof as of the vesting date determined in good faith by the compensation committee of the Parent Company in accordance with the Generally Accepted Accounting Principles. Upon consummation of the IPO, Parent Company intends (but has no obligation) to file and have declared effective with the Securities and Exchange Commission a Registration Statement of Form S-8 relating to the registration for resale of shares of the Parent Company's common stock to be issued upon exercise of options granted under the Plan, including the Options. You acknowledge that it is contemplated that a "lock up" of the securities will be required with respect to securities or options for securities held by executives, officers and directors and the Parent Company for purposes of the IPO. You agree to be bound to the same terms and conditions of any such "lock up" agreed to by the Parent Company, officers and directors. A copy of said LockUp Agreement is attached hereto as Exhibit "A" and incorporated by reference.

5. RESTRICTIONS ON RESALE ON COMMON STOCK UNDERLYING OPTIONS: Employee understands that shares of Parent Company common stock to be received upon exercise of the Options may bear applicable restrictive legends or be otherwise restricted from resale in a manner deemed appropriate by the Parent Company and/or as required under the Plan or applicable securities laws.

6. EXPENSES AND RELOCATION EXPENSES: To the extent you incur reasonable and necessary business expenses, including without limitation, travel and entertainment, cellular telephone charges in the course of your employment you shall be reimbursed for such expenses, subject to Company's then current policies regarding reimbursement of such business expenses.

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7. BENEFIT: You shall be eligible for participation in such Company employee benefit plans which may be generally available to our employees and developed by our Board of Directors from time to time, including, without limitation, key employee incentive compensation plans, or any pension, profit sharing, group insurance, 401K, retirement, hospitalization or other incentive or benefit plans hereafter adopted by Company. Company may consider providing you with disability (income protection) insurance, and life insurance. Company shall observe "legal" holidays as a matter of course or you may elect to observe up to seven (7) paid holidays per year. You shall receive during each year of the Term of this Agreement, three (3) weeks of paid vacation and no more than eight (8) days of paid sick leave.

8. EXCLUSIVITY: During the term of this Agreement, Employee shall not participate in, render services to, or become employed by any business or entity whose business is competitive with the business and purpose of Company. Employee's position with Company shall be considered full-time.

9.       TERMINATION AND NONCOMPETITION:

         (a) In the event your employment is terminated for "cause", including commission of a crime, gross negligence, misconduct, nonfeasance or breach of this Agreement, all of Company's obligations to you shall immediately cease. Any conduct by you directly or indirectly denigrating, ridiculing, and/or defaming the Parent Company and the Company, their officers and directors, or their products or programs, shall be a basis for your termination for cause. In the event of any termination for cause, you will forfeit any options for the purchase of Parent Company's securities not theretofore exercised. Prior to your being terminated for cause, you shall be notified in writing of the specific nature of any alleged 'cause' and shall be given a period of five (5) days from delivery of such notice to make a good faith attempt to explain or cure the circumstances giving rise to the cause.

         (b) In the event of your death, this Agreement shall terminate and Company shall only be obligated to pay your estate the salary earned and unpaid prior to such event. Should you be unable to perform the services Company requires of you due to disability and such disability continues for more than ninety (90) consecutive days or one hundred and twenty (120) in the aggregate, then Company may terminate this Agreement without further obligation to you. During any such disability, you shall receive benefits according to Company's disability policies then instated, if any. If for any reason this Agreement is terminated or breached by Company, other than for "cause" as described herein, your remedy at law shall be limited to money damages. You shall have no right to rescind this Agreement or the right to in any way restrain or enjoin any of Company's activities or the activities of Company's successors, assigns, grantees or licensees.

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         (c) You agree that you shall not (1) engage in Competition (as defined herein) with Company or any of its affiliated entitles, (2) contact or solicit the Customers, employees, brokers, salesmen, investors or competitors of Company, regardless of where located, in any manner (except as expressly permitted in writing by Company), (3) solicit, offers to employ, or employ, directly or indirectly, any person heretofore, now, or hereafter employed by Company, or (4) engage or participate directly or indirectly, either as an owner, partner, director, trustee, officer, employee, Employee, advisor, or in any other individual or representative capacity, in any activity which is the same as, similar to, or in Competition with, Company or its affiliates, without the prior written consent of Company. For purposes of this Agreement, the term "Competition" shall mean: (1) directly or indirectly working for any entity that is in a business competitive with the business of Company, (2) contacting any present or former client or customer of Company for the purpose of introducing such to other parties, (3) soliciting and/or bidding on any project that Company is or has solicited and/or bid on, or that Company is contemplating soliciting and/or bidding on; or (4) soliciting and/or bidding on work of any type from any present or former client or customer of Company. At such time as compensation to you terminates under this Agreement, you shall not, for a twelve-month period following the past payment of compensation to you hereunder, engage in Competition with Company as described in this paragraph.

10. OWNERSHIP AND RIGHTS IN MATERIALS CREATED BY EMPLOYEE: All materials and work product created or developed by you (whether alone or with any other person) specifically within the scope of your employment hereunder, and all rights of any and every kind whatsoever in and to the results and proceeds of your services hereunder, shall be the sole and absolute property of Company for all purposes, and your services hereunder are deemed to be those of an "employee for hire" as defined by the U.S. Copyright Laws.

11. CONFIDENTIALITY: You acknowledge and agree that you may become privy to certain confidential matters and Company's trade secrets, such as, but not limited to, client information, customer lists, designs, etc. You agree not to disclose such matters to any third parties under any circumstances without the express written consent of Company. You further hereby agree and confirm that as a material inducement to employment with Company you will not use or disclose to any third party, any information concerning services and business of Company or its affiliates, or any other non-public information concerning Company or its affiliates, or any information proprietary to Company or its affiliates, that may he disclosed to you.

12. NAME AND LIKENESS: In consideration of the salary paid according to this Agreement. Company shall always have the worldwide right to use and display Employee's name, image and likeness for advertising, publicity and promotional purposes. However, Company shall not use Employee's name, image or likeness for the endorsement of any specific product other than programs owned, produced and exploited by Company, without Employee's prior consent.

13. REMEDIES: Any controversy or claim arising out of or relating to the Agreement or any breach of it shall be settled by a three-person arbitration panel according to the rules of the

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American Arbitration Association in the city of Orlando, Florida and judgment upon the award rendered by the arbitration panel may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by three (3) arbitrators, one chosen by Company, one chosen by Employee and the third chosen by agreement between the first two arbitrators. The prevailing party shall be entitled to reimbursement for costs and reasonable attorneys' fees from the non-prevailing party. The determination of the arbitration panel in such proceeding shall be final, binding and non-appealable. Nothing in this clause shall preclude Company from seeking and obtaining equitable remedies, including injunctive relief or other provisional remedy available in a court of law. Employee's remedies due to any breach by Company of the terms of this Agreement, shall be limited to money damages.

14. GENERAL TERMS: Company may assign this Agreement to any entity, that succeeds to a substantial portion of Company's assets or which Company may own substantially control, and this Agreement shall inure to the benefit of such assignee. You represent that your employment hereunder does not conflict with any contractual commitment to any third party. This Agreement supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment and may not be amended or modified except in writing signed by you and Company. You do not expect Company to pay any broker for this employment. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at any time. Nothing herein contained shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law ordinance or regulation the provision affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements, and the remainder of this Agreement shall remain in full force and effect. This Agreement shall be governed by and construed under the laws of the State of Florida and venue for any dispute arising out of the terms hereof shall be in the Courts of Orange County, Florida. In accordance with the Immigration Reform and Control Act of 1986, employment hereunder if conditioned upon satisfactory proof of your identity and legal ability to work in the United States.

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If the foregoing accurately reflects our mutual agreement, please sign where indicated.


VICTORY TELEVISION, INC.




By:_________________________                 _________________________
                                             Jacob Jaeger
Its:________________________                 99 Burnside Avenue
                                             Staten Island,  NY  10302


                                             _________________________
                                             Social Security No.


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